Exhibit 99.1

News Release
For Immediate Release: May 9, 2023
H&R Block Reports Fiscal 2023 Third Quarter Results; Provides Update on FY23
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) (the "Company") today released its financial results1 for the fiscal 2023 third quarter ended March 31, 2023.
•For the third quarter, the Company delivered revenue of $2.1 billion, an increase of 2%; earnings per share from continuing operations2 of $4.14, an increase of 2%; and adjusted earnings per share from continuing operations2 of $4.20, an increase of 2%
•Tax season ended with strong performance in DIY; Assisted realized 4% growth in net average charge alongside positive customer satisfaction metrics
•The Company is updating its fiscal year 2023 outlook due to softer than expected industry volume, its own Assisted volume, and the expected impact of foreign exchange rates
"Tax season 2023 was not the return to normal as anticipated post-pandemic. Consumers adjusted to smaller refunds, and many shifted to balance due. The industry contracted as those not required to file didn’t, and there was an impact from the IRS’ extending the filing deadline in certain states,” said Jeff Jones, H&R Block's president and chief executive officer. “Despite these unusual dynamics, we were pleased to see our strategy work in DIY, continued strong growth in our virtual Assisted offering, and the benefit from pricing power and positive customer sentiment in our Assisted business as we grew penetration with higher income filers.”
Fiscal 2023 Third Quarter Results and Key Financial Metrics
•Total revenue of $2.1 billion, increased by $31.9 million, or 2%, to the prior year. The increase was primarily driven by a higher net average charge in the Assisted category, partially offset by lower software sales and a decline in online paid returns during the quarter compared to the prior year.
•Total operating expenses of $1.2 billion increased by $52.8 million, primarily due to higher field wages and the timing of advertising, partially offset by lower bad debt, legal fees, and consulting and outsourced services.
•Pretax income decreased by $6.4 million to $855.4 million.
•Earnings per share from continuing operations2 increased from $4.06 to $4.14 and adjusted earnings per share from continuing operations2 increased from $4.11 to $4.20, due to fewer shares outstanding from share repurchases.
Capital Allocation
•The Company has approximately $900.0 million remaining on its latest $1.25 billion share repurchase authorization available through fiscal year 2025.
1All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2All per share amounts are based on fully diluted shares at the end of the corresponding period. The company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, free cash flow, and free cash flow yield, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

•As previously announced, a quarterly cash dividend of $0.29 per share will be paid on July 6, 2023 to shareholders of record as of June 7, 2023. H&R Block has paid quarterly dividends consecutively since the Company became public in 1962.
Since 2016, the Company has returned more than $3 billion to shareholders in the form of share repurchases and dividends, buying back over one third of its shares outstanding3.
Fiscal Year 2023 Outlook
"Due to lighter than expected Assisted client volumes this season, as well as an expected foreign exchange impact of about $20 million, we are updating our full year outlook. Despite this change, I’m pleased that we still expect EBITDA and EPS to grow," said Tony Bowen, H&R Block's chief financial officer. "As we have shared, regardless of nuances year to year, we produce significant cash flow, pay a growing dividend, and buy back a meaningful amount of shares. We are confident in our ability to drive ongoing value for shareholders with these practices."
Due to softer industry volumes, the Company now expects:
•Revenue to be in the range of $3.440 to $3.465 billion, from $3.535 to $3.585 billion
•EBITDA4 to be in the range of $895 to $910 million, from $915 to $950 million
•Adjusted diluted earnings per share4 to be in the range of $3.65 to $3.80, from $3.70 to $3.95
The Company continues to expect:
•Effective tax rate to be approximately 22%
•Double-digit adjusted earnings per share4 growth annually through 2025
Conference Call
A conference call for analysts, institutional investors, and shareholders will be held at 4:30 p.m. Eastern time on Tuesday, May 9, 2023. During the conference call the company will discuss fiscal 2023 third quarter results, tax season results, outlook, and give a general business update. To join live, participants must register at https://register.vevent.com/register/BI68ce638aa0fa4494a9cbc71e80cc3880. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.

The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/rmcscxmc and will be available for replay 2 hours after the call is concluded and continuing for 90 days.

About H&R Block

H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News or follow @HRBlockNews on Twitter.
3Shares outstanding calculated as of April 30, 2016.
4Adjusted Diluted Earnings Per Share (EPS) and earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "calls for," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They also include the expected impact of the coronavirus (COVID-19) pandemic, including, without limitation, the impact on economic and financial markets, the Company’s capital resources and financial condition, the expected use of proceeds under the Company’s revolving credit facility, future expenditures, potential regulatory actions, such as extensions of tax filing deadlines or other related relief, changes in consumer behaviors and modifications to the Company’s operations related thereto. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:	Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com
Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com
Media Relations:	Angela Davied, (816) 854-5798, angela.davied@hrblock.com
Heather Woodard, (660) 864-3836, heather.woodard@hrblock.com

TABLES FOLLOW

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended March 31,		Nine months ended March 31,
	2023	2022	2023	2022
REVENUES:
U.S. tax preparation and related services:
Assisted tax preparation	$1,453,049	$1,392,142	$1,530,577	$1,456,594
Royalties	150,163	158,786	161,337	169,548
DIY tax preparation	167,022	175,184	182,330	188,455
Refund Transfers	117,384	132,223	120,210	134,665
Peace of Mind® Extended Service Plan	16,750	17,222	58,840	59,373
Tax Identity Shield®	8,720	9,078	19,237	19,431
Other	10,972	10,584	28,845	27,736
Total U.S. tax preparation and related services	1,924,060	1,895,219	2,101,376	2,055,802
Financial services:
Emerald Card® and SpruceSM	44,358	50,660	68,448	103,748
Interest and fee income on Emerald AdvanceSM	33,750	30,535	47,267	43,438
Total financial services	78,108	81,195	115,715	147,186
International	69,417	65,232	156,297	151,464
Wave	22,064	20,111	66,651	58,745
Total revenues	$2,093,649	$2,061,757	$2,440,039	$2,413,197
Compensation and benefits:
Field wages	480,779	435,345	618,656	561,482
Other wages	73,503	78,584	207,786	200,715
Benefits and other compensation	100,368	91,051	169,477	146,708
	654,650	604,980	995,919	908,905
Occupancy	118,111	111,405	316,874	306,523
Marketing and advertising	210,508	196,582	236,299	223,796
Depreciation and amortization	32,313	36,116	98,660	107,462
Bad debt	34,273	45,051	57,018	59,760
Other	179,292	182,258	363,081	373,458
Total operating expenses	1,229,147	1,176,392	2,067,851	1,979,904

Other income (expense), net	13,224	238	21,020	1,989
Interest expense on borrowings	(22,298)	(23,746)	(57,107)	(69,661)
Pretax income	855,428	861,857	336,101	365,621
Income taxes	209,351	186,884	78,254	29,666
Net income from continuing operations	646,077	674,973	257,847	335,955
Net loss from discontinued operations	(2,648)	(1,796)	(6,418)	(4,984)
Net income	$643,429	$673,177	$251,429	$330,971

DILUTED EARNINGS PER SHARE
Continuing operations	$4.14	$4.06	$1.62	$1.92
Discontinued operations	(0.02)	(0.01)	(0.04)	(0.03)
Consolidated	$4.12	$4.05	$1.58	$1.89

WEIGHTED AVERAGE DILUTED SHARES	155,561	165,612	158,488	174,142

Adjusted diluted EPS (1)	$4.20	$4.11	$1.80	$2.11
EBITDA (1)	$910,039	$921,719	$491,868	$542,744

(1) All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	March 31, 2023	June 30, 2022

ASSETS
Cash and cash equivalents	$909,075	$885,015
Cash and cash equivalents - restricted	25,270	165,698
Receivables, net	249,150	58,447
Income taxes receivable	32,584	202,838
Prepaid expenses and other current assets	86,736	72,460
Total current assets	1,302,815	1,384,458
Property and equipment, net	136,132	123,912
Operating lease right of use assets	372,175	427,783
Intangible assets, net	293,447	309,644
Goodwill	769,557	760,401
Deferred tax assets and income taxes receivable	226,527	208,948
Other noncurrent assets	57,254	54,012
Total assets	$3,157,907	$3,269,158
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$236,388	$160,929
Accrued salaries, wages and payroll taxes	208,560	154,764
Accrued income taxes and reserves for uncertain tax positions	284,124	280,115
Operating lease liabilities	179,415	206,898
Deferred revenue and other current liabilities	207,095	196,107
Total current liabilities	1,115,582	998,813
Long-term debt	1,488,457	1,486,876
Deferred tax liabilities and reserves for uncertain tax positions	256,119	226,362
Operating lease liabilities	199,086	228,820
Deferred revenue and other noncurrent liabilities	135,055	116,656
Total liabilities	3,194,299	3,057,527
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,854	1,936
Additional paid-in capital	775,269	772,182
Accumulated other comprehensive loss	(44,281)	(21,645)
Retained earnings (deficit)	(109,384)	120,405
Less treasury shares, at cost	(659,850)	(661,247)
Total stockholders' equity (deficiency)	(36,392)	211,631
Total liabilities and stockholders' equity	$3,157,907	$3,269,158

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Nine months ended March 31,	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$251,429	$330,971
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,660	107,462
Provision	49,174	59,778
Deferred taxes	6,685	(85,122)
Stock-based compensation	26,785	19,988
Changes in assets and liabilities, net of acquisitions:
Receivables	(237,395)	(233,362)
Prepaid expenses, other current and noncurrent assets	(17,438)	(16,525)
Accounts payable, accrued expenses, salaries, wages and payroll taxes	122,025	122,112
Deferred revenue, other current and noncurrent liabilities	22,054	36,960
Income tax receivables, accrued income taxes and income tax reserves	179,692	36,244
Other, net	(3,285)	(5,378)
Net cash provided by operating activities	498,386	373,128

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(56,661)	(52,718)
Payments made for business acquisitions, net of cash acquired	(47,740)	(25,465)
Franchise loans funded	(21,566)	(18,468)
Payments from franchisees	14,963	17,714
Other, net	9,717	7,831
Net cash used in investing activities	(101,287)	(71,106)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(970,000)	(705,000)
Proceeds from line of credit borrowings	970,000	705,000
Dividends paid	(133,762)	(143,435)
Repurchase of common stock, including shares surrendered	(365,852)	(555,247)
Proceeds from exercise of stock options	1,427	4,605
Other, net	(7,400)	(13,389)
Net cash used in financing activities	(505,587)	(707,466)

Effects of exchange rate changes on cash	(7,880)	(1,666)

Net decrease in cash and cash equivalents, including restricted balances	(116,368)	(407,110)
Cash, cash equivalents and restricted cash, beginning of period	1,050,713	1,584,164
Cash, cash equivalents and restricted cash, end of period	$934,345	$1,177,054

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid (received), net	$(110,028)	$76,894
Interest paid on borrowings	59,429	58,009
Accrued additions to property and equipment	4,378	1,336
New operating right of use assets and related lease liabilities	131,949	126,726
Accrued dividends payable to common shareholders	44,163	43,041

(in 000s)
	Three months ended March 31,		Nine months ended March 31,
NON-GAAP FINANCIAL MEASURE - EBITDA	2023	2022	2023	2022

Net income - as reported	$643,429	$673,177	$251,429	$330,971
Discontinued operations, net	2,648	1,796	6,418	4,984
Net income from continuing operations - as reported	646,077	674,973	257,847	335,955
Add back:
Income taxes	209,351	186,884	78,254	29,666
Interest expense	22,298	23,746	57,107	69,661
Depreciation and amortization	32,313	36,116	98,660	107,462
	263,962	246,746	234,021	206,789
EBITDA from continuing operations	$910,039	$921,719	$491,868	$542,744

(in 000s, except per share amounts)
	Three months ended March 31,		Nine months ended March 31,
NON-GAAP FINANCIAL MEASURE - ADJUSTED EPS	2023	2022	2023	2022

Net income from continuing operations - as reported	$646,077	$674,973	$257,847	$335,955
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	13,011	13,979	38,546	43,141
Tax effect of adjustments (1)	(3,190)	(4,545)	(9,198)	(10,102)
Adjusted net income from continuing operations	$655,898	$684,407	$287,195	$368,994
Diluted earnings per share from continuing operations - as reported	$4.14	$4.06	$1.62	$1.92
Adjustments, net of tax	0.06	0.05	0.18	0.19
Adjusted diluted earnings per share from continuing operations	$4.20	$4.11	$1.80	$2.11

(1)Tax effect of adjustments is the difference between the tax provision calculated on a GAAP basis and on an adjusted non-GAAP basis.
Non-GAAP Financial Information
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted diluted earnings per share from continuing operations, free cash flow and free cash flow yield. We also use EBITDA from continuing operations and pretax income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.